Filed Pursuant to Rule 424(b)(3)
File No. 333-278477

APOLLO DEBT SOLUTIONS BDC

SUPPLEMENT NO. 18 DATED APRIL 15, 2025

TO THE PROSPECTUS DATED APRIL 2, 2024

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Apollo Debt Solutions BDC (the “Company”), dated April 2, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose that the Company amended the Barn Owl Funding Credit Agreement (as defined below).

Barn Owl Funding Credit Agreement Amendment

On March 25, 2025 (the “Closing Date”), Barn Owl Funding LLC (“Barn Owl Funding”), a Delaware limited liability company and newly formed wholly-owned subsidiary of the Company, entered into a credit agreement (the “Barn Owl Funding Credit Agreement”), with Barn Owl Funding, as borrower, the Company, in its capacities as collateral manager and subordinated investor, and Bank of America, N.A., as lender (the “Lender”). From time to time Barn Owl Funding expects to use amounts borrowed under the Barn Owl Funding Credit Agreement to acquire eligible assets from the Company and/or the secondary market, composed primarily of first priority corporate loans, to ramp-up a portfolio of assets to be pledged as collateral for a future collateralized loan obligation transaction (the “Barn Owl Funding Debt Securitization”), which is expected to be arranged by an affiliate of the Lender. The Company retains a residual interest in assets acquired by Barn Owl Funding through its ownership of subordinated notes issued by Barn Owl Funding.

On April 8, 2025, Barn Owl Funding, as borrower, the Company, in its capacities as subordinated investor and collateral manager, and the Lender entered into an amendment to the Barn Owl Funding Credit Agreement (the “First Amendment to Barn Owl Funding Credit Agreement”). Pursuant to the First Amendment to Barn Owl Funding Credit Agreement, the maximum principal amount which can be drawn upon by Barn Owl Funding prior to the pricing date of the Barn Owl Funding Debt Securitization, subject to certain conditions in the Barn Owl Funding Credit Agreement, was increased from $160,000,000 to $320,000,000.